UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 24, 2008

Cell Genesys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19986	94-3061375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Forbes Boulevard, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Cell Genesys, Inc. (the “Company”) has repurchased an aggregate of $26.3 million face value of its 3.125% Convertible Senior Notes due November 2011 (“Notes”) at an overall discount of 60% from face value in a series of privately negotiated transactions with institutional holders of the Notes, for aggregate consideration of $10.5 million in cash, plus accrued but unpaid interest. As a result of the retirement of the repurchased Notes, approximately $119 million remain outstanding.

This early retirement of debt will result in a net gain of approximately $15.8 million in the fourth quarter of 2008 and a reduction of annualized interest expense by $0.8 million. This $26.3 million retirement will result in a reduction by $10 million of the forecasted year-end 2008 cash balance to $118 million. The Company may or may not from time to time purchase or retire additional amounts of its outstanding Notes through cash purchases and/or exchanges for other securities of the Company in open market transactions, privately negotiated transactions and/or a tender offer. The Company will evaluate such transactions, if any, in light of the then-existing market conditions.

Statements made in this Form 8-K about Cell Genesys, other than statements of historical fact, including statements about financial and cash forecasts, any future repurchases of its outstanding convertible notes and future interest expense or net gain resulting from any repurchases, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. For information about these and other risks which may affect Cell Genesys, please see the Company’s reports on Form 10-Q, 10-K, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information in this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cell Genesys, Inc.

October 24, 2008	By:	/s/ Sharon E. Tetlow
Name: Sharon E. Tetlow
Title: Senior Vice President and Chief Financial Officer